Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We have issued our report dated October 18, 2019 with respect to the audited combined financial statements of LK Gregory Construction, Inc., Plateau Excavation, Inc., and DeWitt Excavation, LLC (collectively, “Plateau”) as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ Cooper, Travis & Company, PLC
Nashville, Tennessee
May 5, 2020